UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2017

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 21, 2017, the registrant announced its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2016. A copy of the press release issued by the registrant regarding the foregoing is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The attached press release replaced an earlier version of the press release issued by the registrant in error, which earlier version included certain unaudited non-GAAP information stated in RMB related to the registrant’s subsidiary Sogou, Inc. that should be disregarded by investors.

Item 8.01	Other Events.

On February 18, 2017, the registrant’s Board of Directors (the “Board”) appointed Dr. Zhonghan (John) Deng, an existing independent member of the Board, to be a member of the Compensation Committee (the “Compensation Committee”) of the Board, effective as of that date. The Compensation Committee currently consists of Dr. Dave Qi, who was an existing member of the Compensation Committee, and Dr. Deng.

As previously reported in a Form 8-K filed by the registrant on January 25, 2017, Dr. Edward B. Roberts resigned from the Board effective January 31, 2017, and as a result the Compensation Committee had only one member beginning on that date, and the registrant no longer complied with Nasdaq Listing Rule 5605(d)(2), which requires companies with securities listed on Nasdaq to have a compensation committee composed of at least two directors. As previously reported in the Form 8-K filed on January 25, 2017, the registrant relied on the cure period provided by Nasdaq Listing Rule 5605(d)(4), which would have permitted the vacancy on the Compensation Committee to continue until July 30, 2017.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated February 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: February 21, 2017	SOHU.COM INC.

	By:	/s/ Joanna Lv
Joanna Lv
Acting Chief Financial Officer